Exhibit 10.5
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This is a written Amendment to the Executive Employment Agreement (“Amendment”) dated November 1, 2017 between Scott Giacobbe (“Executive”) and ABM Industries Incorporated (“Company” or “ABM”), as permitted by and pursuant to Section 10.9.b of the Executive Employment Agreement. All provisions set forth in the Executive Employment Agreement remain the same except as amended in writing herein pursuant to Section 10.9.b.

1.Executive’s employment with the Company shall terminate on January 15, 2021, provided that Executive accepts the terms and conditions expressly set forth herein by signing and returning this Amendment to the Company by the close of business on the seventh (7th) calendar day following receipt. Should Executive fail to accept the terms and conditions of this Amendment by the deadline identified in the previous sentence, the offer terms are immediately withdrawn, and Executive’s employment with the Company shall end on November 15, 2020.

2.If Executive accepts the terms and conditions of this Amendment, then during the period from November 1, 2020 to January 15, 2021 (the “Transition Period”), the Company and Executive agree that Executive’s duties, functions, and responsibilities will consist of assisting the Company with the orderly transition of Executive’s responsibilities as well as special projects assigned to Executive by the Company on an as-needed basis (the “Transition Services”). During the Transition Period, Executive will continue to report to the Company’s Chief Executive Officer, and Executive’s job title will be Senior Advisor. Executive’s principal location of work shall remain the same, although Executive generally will be able to perform the Transition Services remotely from his home.

3.Executive’s compensation during the Transition Period will remain the same as it was prior to the Transition Period.

4.In consideration for the Company’s promises set forth in this Amendment, including but not limited to the continued employment and resulting compensation and vesting of equity incentive awards granted to him under the Company’s equity plan, from November 16, 2020 through the end of the Transition Period, to which Executive would not otherwise be entitled, Executive agrees to extend the period of Non-Solicitation of Employees set forth in Section 5.3 and the period of Non-Solicitation of Customers set forth in Section 5.4 of his Executive Employment Agreement from twelve (12) months to twenty-four (24) months following the termination of Executive’s employment with the Company. Specifically, Executive agrees herein, in return for the additional consideration being provided to him, as follows:

4.1NON-SOLICITATION OF EMPLOYEES. Executive acknowledges and agrees that the Company has developed its work force as the result of its investment of substantial time, effort, and expense. During the course and solely as a result of Executive’s employment with the Company, Executive will come into contact with officers, directors, employees, and/or independent contractors of the Company and Company-affiliated entities, develop relationships with and acquire

Exhibit 10.5
information regarding their knowledge, skills, abilities, salaries, commissions, benefits, and/or other matters that are not generally known to the public. Executive further acknowledges and agrees that hiring, recruiting, soliciting, or inducing the termination of such individuals will cause increased expenses and a loss of business. Accordingly, Executive agrees that while employed by the Company and for a period of twenty-four (24) months following the termination of Executive’s employment (whether termination is voluntary or involuntary), Executive will not directly or indirectly solicit, hire, recruit or otherwise encourage, assist in or arrange for any officer, director, employee, and/or independent contractor to terminate his/her business relationship with the Company or any other Company-affiliated entity except in the proper performance of this Agreement. This prohibition against solicitation shall include but not be limited to: (i) identifying to other companies or their agents, recruiting or staffing firms, or other third parties the Company officers, directors, employees, or independent contractors who have specialized knowledge concerning the Company’s business, operations, processes, methods, or other confidential affairs or who have contacts, experience, or relationships with particular customers; (ii) disclosing or commenting to other companies or their agents, recruiting or staffing firms, or other third parties regarding the quality or quantity of work, specialized knowledge, or personal characteristics of any person still engaged by Company or any other Company-affiliated entity; and (iii) providing such information to prospective companies or their agents, recruiting or staffing firms, or other third parties preceding possible engagement; provided, nothing in this Section 5.3 shall prevent Executive from serving as a reference in response to a bona fide inquiry regarding an employee or former employee of the Company.

4.2NON-SOLICITATION OF CUSTOMERS. Executive acknowledges and agrees that the Company and its subsidiaries have identified, solicited, and developed their customers and developed customer relationships as the result of their investment of significant time, effort, and expense and that the Company has a legitimate business interest in protecting these relationships. Executive further acknowledges that Executive would not have been privy to these relationships were it not for Executive’s employment by the Company. Executive further acknowledges and agrees that the loss of such customers and clients would damage the Company and potentially cause the Company great and irreparable harm. Consequently, Executive covenants and agrees that during and for twenty-four (24) months following the termination of Executive’s employment with the Company (whether such termination is voluntary or involuntary), Executive shall not, directly or indirectly, for the benefit of any person or entity other than the Company, attempt to seek, seek, attempt to solicit, solicit, or accept work from any customer, client or active customer prospect: (i) with whom Executive developed a relationship while employed by Company or otherwise obtained Confidential Information about for the purpose of diverting business from Company or an affiliated entity; and (ii) that is located in a state or foreign country in which: (a) the Executive performed work, services, or engaged in

Exhibit 10.5
business activity on behalf of the Company within the twelve (12) month period preceding the effective date of Executive’s termination of employment; and/or (b) where the Company has business operations and Executive was provided Confidential Information regarding the Company’s business activities in those territories within the twelve (12) month period preceding the effective date of Executive’s termination of employment. In addition, Executive agrees to amend his Executive Employment Agreement by acknowledging and agreeing that if Executive breaches his non-solicitation obligations set forth in Sections 5.3 (as to employees) and/or 5.4 (as to customers) of his Executive Employment Agreement as amended herein, the Company’s obligation to make any further payments under the Executive Employment Agreement shall immediately cease, and the Company will have no further obligations under the Executive Employment Agreement, as amended herein. If a court of competent jurisdiction determines there was no such breach, the Company shall pay Executive any unpaid amounts in a lump sum within 30 days of such determination.

5.By Executive’s signature below, Executive, in accordance with Section 10.9.b of his Executive Employment Agreement, consents to this Amendment and acknowledges and agrees that the Amendment to which he agrees herein, in return for consideration recited herein, does not constitute “Good Reason” for termination by Executive as defined in Section 7.2 of the Executive Employment Agreement.

Executive:    Scott Giacobbe

Signature: /s/ Scott Giacobbe

Date: 11/2/2020

Company:    ABM Industries Incorporated

Signature: /s/ Scott Salmirs
Title: President and CEO
Date: 11/2/2020